Exhibit 99.1

Best Buy Appoints Richelle Parham to Best Buy Board of Directors

MINNEAPOLIS, March 22, 2018 - Best Buy Co., Inc. (NYSE:BBY) today announced that Richelle Parham has been appointed to its Board of Directors, effective immediately.

Parham is a general partner at Camden Partners Holdings, a Baltimore-based private equity firm focused on providing growth and seed capital to lower-middle-market companies in technology, business services, education and health care.

Parham is a seasoned executive with more than 25 years of global strategy and marketing experience. Prior to joining Camden Partners Holdings in 2016, she served as vice president and chief marketing officer of eBay. She has also held senior leadership roles at Visa, Rapp Worldwide, Digitas and Citibank.

“Richelle has a proven track record in global strategy and marketing — especially personalized digital marketing — and a deep understanding of e-commerce and the fundamental needs of consumers,” said Best Buy Chairman and CEO Hubert Joly. “Her expertise and insights will have great value as we move forward with our Best Buy 2020: Building the New Blue growth strategy.”

“I am delighted to join the Board and look forward to working with Hubert and the other directors as Best Buy continues to execute on its vision to enrich people’s lives through technology,” Parham said.

Parham, 50, also serves as a board member for Laboratory Corporation of America Holdings (NYSE: LH).

She earned a bachelor of science business administration degree in marketing and a bachelor of science degree in design and merchandising from Drexel University, where she now serves on the board of trustees.

Investor Contact:
Mollie O’Brien, 612-291-7735
mollie.obrien@bestbuy.com

Media Contact:
Jeff Shelman, 612-291-6114
jeffrey.shelman@bestbuy.com